UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported October 31, 2008)

CARAUSTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-20646	58-1388387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Austell Powder Springs Road, Suite 300 Austell, Georgia	30106-3227
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (770) 948-3101

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 31, 2008, Caraustar Industries, Inc. (the “Company”) amended its Senior Credit Facility, originally dated March 30, 2006, with Bank of America, N.A. The Fifth Amendment to Amended and Restated Credit Agreement (the “Amendment”) extends the December 1, 2008 date at which time it is required to advise its participating lenders of its plan to refinance or defease the Senior Notes in the amount of approximately $190 million that are due June 1, 2009. The date was extended to March 1, 2009. The Amendment also changed the applicable margins in the pricing grid for the Senior Credit Facility. Outstanding principal under the revolver initially bears interest at a rate equal to, at the Company’s option, either (1) the base rate (which is the prime rate most recently announced by Bank of America, N.A., the administrative agent under the Senior Credit Facility) plus 1.25% or (2) the adjusted one, two, three, or six-month LIBOR rate plus 2.25%. Pricing under the Senior Credit Facility is determined by reference to the pricing grid under which margins shall be adjusted prospectively on a quarterly basis as determined by the average availability measured as of the end of the most recent fiscal quarter, commencing with the fiscal quarter beginning January 1, 2009. Under the pricing grid, the applicable margins for the revolver range from 1.25% to 1.75% for base rate loans and from 2.25% to 2.75% for LIBOR loans. The undrawn portion of the revolver is subject to an unused line fee calculated at an annual rate that ranges from 0.375% to 0.50%.

Item 2.02.	Results of Operations and Financial Condition.

On October 31, 2008, the Company issued a press release and held a webcast regarding its financial results for the third quarter of 2008. Copies of the October 31, 2008 press release and transcript from the webcast are furnished herewith as Exhibits 99.1 and 99.2.

Subsequent to the October 31, 2008 press release and webcast, the Company determined that it was necessary to reduce the reserves previously recorded pursuant to FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes “(an interpretation of FASB Statement No. 109)” as a result of a change in valuation allowances related to state net operating losses that negated the necessity of that reserve. The amount associated with that reduction in reserves is approximately $2.8 million, an understatement of the Company’s income tax benefit for the third quarter. On November 6, 2008, the Company issued a press release with the adjusted quarterly results. A copy of the November 6, 2008 press release is furnished herewith as Exhibit 99.3.

The information being furnished in this report (including Exhibits 99.1, 99.2 and 99.3) is not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and is not incorporated by reference into any filing under the Securities Act of 1933.

Item 7.01.	Regulation FD Disclosure.

During its October 31, 2008 earnings call, the Company made statements regarding mill down time during October, 2008. Subsequently the Company has received requests for clarification regarding that information. The Company took down time at several of its mills during the month of October totaling in the aggregate approximately twenty-five days, suggesting a mill capacity utilization rate of approximately 91% for the month of October. Further, the Company expects to help provide support for its margins in the fourth quarter of 2008 through, among other things, disciplined and effective use of mill down time during the quarter, which historically has lower volume than the rest of the year.

Item 9.01.	Financial Statements and Exhibits

(c)

Exhibit 10.1	Fifth Amendment to Amended and Restated Credit Agreement and Third Amendment to Amended and Restated Security Agreement, dated as of October 31, 2008, by and among the Company and certain subsidiaries identified therein, as borrower, certain subsidiaries of the Company identified as guarantors listed therein, and Bank of America, N.A. as Administrative Agent.

Exhibit 99.1	Press release issued October 31, 2008

Exhibit 99.2	Transcript of webcast held October 31, 2008

Exhibit 99.3	Press release issued November 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2008

CARAUSTAR INDUSTRIES, INC.

By:	/S/ Ronald J. Domanico
Ronald J. Domanico
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Exhibit No.

Fifth Amendment to Amended and Restated Credit Agreement and Third Amendment to Amended and Restated Security Agreement, dated as of October 31, 2008, by and among the Company and certain subsidiaries identified therein, as borrower, certain subsidiaries of the Company identified as guarantors listed therein, and Bank of America, N.A. as Administrative Agent	10.1

Press Release issued October 31, 2008	99.1

Transcript of Webcast held October 31, 2008	99.2

Press Release issued November 6, 2008	99.3